Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CyrusOne Inc.

(Exact name of registrant as specified in its charter)

Maryland	46-0691837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1649 West Frankford Road

Carrollton, TX 75007

(972) 350-0060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CyrusOne 2012 Long Term Incentive Plan

(Full title of the plan)

Gary Wojtaszek

Chief Executive Officer

CyrusOne Inc.

1649 West Frankford Road

Carrollton, TX 75007

(972) 350-0060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William V. Fogg, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share Shares not previously registered(3)	4,000,000	$21.34	$85,360,000	$11,643

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the CyrusOne 2012 Long Term Incentive Plan (the “Plan”) pursuant to this Registration Statement by reason of any stock dividend or split, extraordinary cash dividend, recapitalization, merger, consolidation, spin-off, combination or exchange or similar transaction or any other anti-dilution or adjustment provision of the Plan, as applicable.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices for the common stock as reported on the NASDAQ on January 22, 2013.
(3)	Represents 4,000,000 shares of common stock not previously registered and available for issuance under the Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in the CyrusOne 2012 Long Term Incentive Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by CyrusOne Inc., a Maryland corporation (“we,” “our,” “us” or the “Company”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Company’s final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act filed on January 18, 2013, in connection with the Company’s registration statement on Form S-11 (File No. 333-183132), as amended; and

(b)	the description of the Company’s common stock contained in the Company’s registration statement on Form 8-A filed with the Commission on January 17, 2013, pursuant to Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

In addition, the partnership agreement of CyrusOne LP provides that we, our directors, officers and employees, the general partner and its trustees, officers and employees, employees of our operating partnership and any other persons whom the general partner may designate are indemnified to the fullest extent permitted by law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Form of Articles of Amendment and Restatement of CyrusOne Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-11/A (File No. 333-183132) filed on November 15, 2012).

4.2	Form of Amended and Restated Bylaws of CyrusOne Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11/A (File No. 333-183132) filed on January 4, 2013).

4.3	Indenture by and among CyrusOne LP and CyrusOne Finance Corp., as co-Issuers, the Guarantor parties thereto, and Wells Fargo Bank, N.A., as Trustee, relating to the Issuers’ 6.375% Senior Notes due 2022 (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-11/A (File No. 333-183132) filed on November 26, 2012).

4.4	CyrusOne 2012 Long Term Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-11/A (File No. 333-183132) filed on November 15, 2012).

5.1	Opinion of Venable LLP, with respect to the legality of the shares being registered.

10.1	Form of Director Restricted Stock Award under the provisions of the CyrusOne 2012 Long Term Incentive Plan.

10.2	Form of Executive Restricted Stock Award under the provisions of the CyrusOne 2012 Long Term Incentive Plan.

10.3	Form of Employee Restricted Stock Award under the provisions of the CyrusOne 2012 Long Term Incentive Plan.

23.1	Consent of Venable LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.4	Consent of BKD, LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page to this Registration Statement).

99.1	Consent of William Sullivan to be named as a director nominee.

99.2	Consent of Roger Staubach to be named as a director nominee.

99.3	Consent of Tod Nielsen to be named as a director nominee.

99.4	Consent of Alex Shumate to be named as a director nominee.

99.5	Consent of Melissa Hathaway to be named as a director nominee.

99.6	Consent of David Ferdman to be named as a director nominee.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carrollton, State of Texas, on the 23rd day of January, 2013.

CYRUSONE INC.

By:	/s/ Gary J. Wojtaszek
Name: Gary J. Wojtaszek
Title: President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Gary J. Wojtaszek and Kimberly H. Sheehy, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary J. Wojtaszek	President, Chief Executive Officer and Director (Principal Executive Officer)	January 23, 2013
Gary J. Wojtaszek

/s/ Kimberly H. Sheehy	Chief Financial Officer (Principal Financial and Accounting Officer)	January 23, 2013
Kimberly H. Sheehy

/s/ John F. Cassidy	Director	January 23, 2013
John F. Cassidy

INDEX TO EXHIBITS

4.1	Form of Articles of Amendment and Restatement of CyrusOne Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-11/A (File No. 333-183132) filed on November 15, 2012)

4.2	Form of Amended and Restated Bylaws of CyrusOne Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11/A (File No. 333-183132) filed on January 4, 2013)

4.3	Indenture by and among CyrusOne LP and CyrusOne Finance Corp., as co-Issuers, the Guarantor parties thereto, and Wells Fargo Bank, N.A., as Trustee, relating to the Issuers’ 6.375% Senior Notes due 2022 (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-11/A (File No. 333-183132) filed on November 26, 2012)

4.4	CyrusOne 2012 Long Term Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-11/A (File No. 333-183132) filed on November 15, 2012)

5.1	Opinion of Venable LLP, with respect to the legality of the shares being registered

10.1	Form of Director Restricted Stock Award under the provisions of the CyrusOne 2012 Long Term Incentive Plan.

10.2	Form of Executive Restricted Stock Award under the provisions of the CyrusOne 2012 Long Term Incentive Plan.

10.3	Form of Employee Restricted Stock Award under the provisions of the CyrusOne 2012 Long Term Incentive Plan.

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.4	Consent of BKD, LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page to this Registration Statement)

99.1	Consent of William Sullivan to be named as a director nominee

99.2	Consent of Roger Staubach to be named as a director nominee

99.3	Consent of Tod Nielsen to be named as a director nominee

99.4	Consent of Alex Shumate to be named as a director nominee

99.5	Consent of Melissa Hathaway to be named as a director nominee

99.6	Consent of David Ferdman to be named as a director nominee